Exhibit 10.1

AMENDMENT NO. 3 TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is effective as of July 1, 2012 (the "Effective Date"), by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Company"), and BRENT B. BICKETT (the "Employee") and amends that certain Amended and Restated Employment Agreement dated as of July 2, 2008, as amended on February 4, 2010 and January 2, 2012 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Section 4 of the Agreement is deleted and the following shall be inserted in lieu thereof:
2.Salary. Effective as of July 1, 2012 and continuing during the employment Term, the Company shall pay the Employee an annual base salary, before deducting all applicable withholdings, of no less than $550,500 per year, payable at the time and in the manner dictated by the Company's standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without the Employee's express written consent) at the discretion of the Board or the Compensation Committee of the Board (the “Committee”) to reflect, among other matters, cost of living increase and performance results (the aggregate amount of paid salary in any given year shall be referred to as the “Annual Base Salary”).

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL FINANCIAL, INC.

Date: July 1, 2012            By:    /s/ Michael L. Gravelle
Name:     Michael L. Gravelle
Its: Executive Vice President, General Counsel and Corporate Secretary

/s/ Brent B. Bickett
Brent B. Bickett